Exhibit 5.1

[Letterhead of Morrison & Foerster LLP]

December 10, 2020

Board of Directors

Washington Gas Light Company

1000 Maine Avenue, S.W.

Washington, D.C. 20024

Re:	Registration Statement on Form S-3 (File No. 333-224669) – $100,000,000 3.650% Medium Term Notes, Series L due September 15, 2049

Ladies and Gentlemen:

We have acted as counsel to Washington Gas Light Company, a corporation organized under the laws of the District of Columbia and the Commonwealth of Virginia (the “Company”), in connection with the issuance and sale by the Company of $100,000,000 aggregate principal amount of its 3.650% Medium Term Notes, Series L due September 15, 2049 (the “Notes”), under that certain indenture, dated as of September 1, 1991 (the “Base Indenture”), as amended and supplemented by the Supplemental Indenture, dated as of September 1, 1993 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), and pursuant to a Registration Statement on Form S-3 (File No. 333-224669) under the Securities Act of 1933, as amended (the “Act”), which was declared effective by the Securities and Exchange Commission (the “Commission”) on May 10, 2018 (the “Registration Statement”), including a base prospectus, dated May 10, 2018 (the “Base Prospectus”), as supplemented by Pricing Supplement No. 3, dated December 7, 2020, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), the Distribution Agreement, dated January 8, 2019, among the Company and Truist Securities, Inc. (formerly known as BB&T Capital Markets, a division of BB&T Securities, LLC), as supplemented by that certain Agent Accession Letter, dated September 10, 2019, among the Company and MUFG Securities Americas Inc., TD Securities (USA) LLC, CIBC World Markets Corp., RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc. and The Williams Capital Group, L.P., and that certain Agent Accession Letter, dated December 7, 2020, among the Company, Wells Fargo Securities, LLC and Scotia Capital (USA) Inc. (as supplemented, the “Distribution Agreement”), and the Terms Agreement, dated December 7, 2020, among Truist Securities, Inc. and Wells Fargo Securities, LLC as representatives of the agents named therein, and the Company (the “Terms Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the Notes.

Board of Directors

Washington Gas Light Company

December 10, 2020

As counsel for the Company, we have examined the Registration Statement, the Indenture and originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, documents, certificates and records as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, instruments, documents, certificates and records that we have reviewed; and (iv) the legal capacity of all natural persons. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established or verified the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)

the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii)

limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any securities, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

(iii)

our opinions are based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

To the extent that the obligations of the Company with respect to the Notes may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance with respect to performance of its obligations under the Indenture, with all applicable laws and regulations; that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and that a Statement of Eligibility of the Trustee on Form T-1 has been properly filed with the Commission.

Board of Directors

Washington Gas Light Company

December 10, 2020

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Notes have been duly authorized by all necessary corporate action of the Company and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms of the Indenture, the Distribution Agreement and the Terms Agreement and, upon due authentication by the Trustee in accordance with the terms of the Indenture will constitute legal, valid and binding obligations of the Company.

This opinion letter is based as to matters of law solely on (i) the District of Columbia Business Organizations Code, as amended, (ii) the Virginia Stock Corporation Act, as amended, and (iii) applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about December 10, 2020, which will be incorporated by reference in the Registration Statement, and to reference to us under the caption “Legal Opinions” in the Prospectus, which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP